Exhibit 99.1
Commercial Metals Company Reports Solid First Quarter;
Outlook Through Winter Positive
     Irving, TX — December 19, 2007 — Commercial Metals Company (NYSE: CMC) today reported first quarter net earnings of $69.2 million or $0.57 per diluted share on net sales of $2.1 billion for the quarter ended November 30, 2007. This compares with our record first quarter of the prior year with net earnings of $85.4 million or $0.71 per diluted share on net sales of $1.9 billion.
     The largest swing in earnings for the quarter was at our International Mills. With lower profitability at our Polish mill and start-up costs in Croatia, adjusting operating profit fell from $25.9 million in last year’s first quarter to a slight loss this quarter.
     The current year quarter included a pre-tax LIFO income of $4.3 million ($0.02 per diluted share) compared with a LIFO expense of $10.1 million ($0.05 per diluted share) in the prior year quarter. The effective tax rate was 34.0%, lower than the first quarter of last year due to state income taxes, but higher than the fourth quarter of last year as earnings from our European mills were lower.
     Selling, general and administrative expenses in the first quarter included $10.3 million of costs associated with the investment in the global deployment of SAP software. The amount in the prior year’s quarter was $751 thousand. Other costs of $16.7 million were capitalized during the quarter. We have expensed $45.3 million and capitalized $50.2 million for the project to date.
     Our outlook remains positive. As discussed in more detail later in this release, we anticipate second quarter LIFO diluted net earnings per share between $0.50 and $0.60 (no LIFO impact assumed in the quarter) compared to last year’s second quarter of $0.54 per diluted share.
General Conditions
          CMC President and Chief Executive Officer Murray R. McClean said, “Fabrication and Distribution operations in both our domestic and international groups achieved results exceeding their performance of the prior year’s first quarter. The Domestic Fabrication and Distribution segment came out from the margin squeeze of earlier quarters; however, its steel import business declined significantly. The International Fabrication and Distribution segment saw continued strong performance in raw materials and inter-Asian trade. The Domestic Mills segment, though slightly behind last year’s quarter, compared favorably with its fourth quarter, a strong
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(CMC First Quarter Fiscal 2008 — Page 2)
performance given seasonal factors. Absent the ongoing residential slump’s effect on our copper tube business, we have not yet seen any dramatic impact from the ongoing credit fallout. With relatively steady ferrous scrap prices and high, but volatile, nonferrous pricing, the Recycling segment had results lower than last year. Our International Mills segment was significantly behind last year. CMCZ (Poland) was at the latter stages of a country-wide inventory reduction and CMCS (Croatia) had expected start up and investment costs.”
Recycling
     McClean continued, “Adjusted operating profit of $16.9 million was 23% below last year’s quarterly results. Within the context of price movements over the last year, ferrous scrap prices were stable with a good domestic balance of supply and demand. Lower ferrous scrap demand from domestic mills was partially offset by growing demand for exports of containerized scrap. With the completion of Chinese customs investigations, nonferrous international demand helped offset the softer demand of domestic markets due to credit concerns and the housing slump. LIFO expense was $1.8 million in the first quarter ($1.2 million expense in last year’s first quarter). The average ferrous scrap sales price for the first quarter compared to last year’s first quarter increased $44 per short ton to $234, while shipments (including the units that formerly were reported under the Domestic Mills segment) declined 5% to 787 thousand tons. The segment had driven inventory levels low at year end and had less material to market at the beginning of the quarter. Ferrous margins were compressed due to shredder overcapacity impacting the Texas and Louisiana markets. The average nonferrous scrap sales price for the quarter was consistent with last year. Nonferrous shipments fell 16% to 76 thousand tons versus last year’s first quarter mainly due to softer domestic markets.”
Domestic Mills
     McClean said, “Our Domestic Mills segment’s adjusted operating profit at $69.2 million was down 4% from last year’s first quarter. LIFO income of $3.9 million compares to LIFO expense of $4 million last year. Net sales were up 19%. Within the segment, adjusted operating profit for our steel mills was $65.9 million on 20% higher sales. Metal margins declined 3% or $10 per ton to $339 as the price of ferrous scrap consumed rose 18%. Our average selling price was up $28 per ton to $585 per ton, while the average selling price for finished goods was up $44 per ton to $615 per ton. Metal margins were squeezed by the rise in ferrous scrap; total margins were also affected by a 91% increase in alloys and a 21% increase in electrodes. Combined, these two costs accounted for some $8.4 million in increased costs this quarter. Energy costs were marginally lower. Sales volumes increased 13% at 594 thousand tons with rebar shipments up strongly and merchants consistent with the prior year. Job activity returned to more normal levels after the wet summer and a pause caused by the credit crisis. Service centers continued ordering on the basis of declining stocks. On a quarter to quarter basis, tonnage melted for the first quarter was up 6% to 566 thousand tons, while tonnage rolled was 487 thousand tons, 8% lower than last year. The price premium of merchant bar over reinforcing bar was $102, up $26 from last year. We have invested $32.1 million of the expected $155 million total cost of our micro mill project in Arizona.”
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(CMC First Quarter Fiscal 2008 — Page 3)
     McClean continued, “The copper tube mill recorded an adjusted operating profit of $3.3 million, 4% lower than last year, on a 15% increase in sales. As residential housing remains weak, we continue to emphasize HVAC products. Pre-tax LIFO income was $1 million with no significant effect in the prior year. The average selling price increased 12 cents to $4.29 per pound, and metal spreads contracted 9 cents to $1.03 as scrap prices increased 21 cents to $3.26 per pound. Copper tube production increased 15% to 11.6 pounds while shipments rose 13% to 11.7 million pounds compared to last year’s first quarter. “
Domestic Fabrication & Distribution
     “On the strength of stronger sales prices and stable steel costs,” McClean added, “adjusted operating profit rose 5% to $30.4 million. LIFO expense was $4.3 million pre-tax compared to $2.4 million of income in last year’s first quarter. Rebar, structural, construction-related products, and joist and deck all saw improved profitability. Conversely, our post operations were weaker. Also our steel import business was adversely affected by the weak dollar, high ocean shipping costs, and stronger international markets. Total shipments from our fab plants were up 6% to 428 thousand tons. Rebar fab shipments were marginally higher while joist shipments were lower. Our deck operations, acquired in April 2007, shipped 48 thousand tons this quarter. The composite average fab selling price (excluding stock and buyouts) rose 13% to $1,015 per ton.”
International Mills
     McClean said, “The combined operations of CMCZ (Poland) and CMCS (Croatia) were disappointing with a slight adjusted operating loss of 577 thousand as compared to last year’s record $25.9 million. This quarter hopefully saw the bottoming of long product pricing for CMCZ (Poland). With continuing GDP growth rates of 6%, the economy attracted more than sufficient steel imports which are working their way through the distribution channels. The zloty remains strong, having gained against the Euro and the dollar during the quarter and compelled us to change our normal 60/40 split between domestic and export tonnage to closer to 80/20. Pricing had a downward trend during the quarter for all product lines, but merchants held up relatively better than rebar or wire rod. We shipped 70% more merchant bars this first quarter than the first quarter of last year. With merchants slower rolling speeds, we opted to emphasize margins over volume. For the first quarter, tons melted were 294 thousand, 18% below last year’s 358 thousand; rolled tons equaled 242 thousand against 296 thousand last year; and shipments totaled 268 thousand tons (including billets) versus 312 last year. Average selling prices declined 3% to PLN 1,489 (including 12% billets) from PLN 1,529 per ton (including 22% billets). The decline in selling prices was accompanied by a 4% increase in the cost of purchased scrap entering production. The average metal margin declined to PLN 623 from PLN 713. Our mega-shredder processed 101 thousand tons of scrap during the quarter, representing 34% of the mill’s scrap requirements.
     “This was our first quarter of operations at CMCS (Croatia), acquired September 19, 2007. We inherited a strong workforce and a promising product line, but the mill had suffered such severe liquidity constraints over the last years that it can only be viewed as a turnaround. Our operating loss, representing both operating and start up activities, amounted to $4.5 million. We produced 4,900 tons and sold 8,900 tons during the quarter. The mill has a functional annual capacity of 330,000 tons.”
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(CMC First Quarter Fiscal 2008 — Page 4)
International Fabrication & Distribution
     McClean said, “International Fab had its best first quarter ever achieving adjusted operating profit of $26.6 million, an increase of 156% over the prior year of $10.4 million. None of the operating divisions in this segment are on LIFO. Our steel import business is now included in our Domestic Fab segment and our aluminum, copper, and stainless steel semis business is classified as a discontinued operation. Our raw materials division had a phenomenal quarter with record sales and profitability. High freight rates kept Chinese material near home and Inter-Asian trade flows remained strong. Australia was profitable, but at lower levels. European operations were profitable having weathered a strong Euro which attracted imports. The combined operations of our two fabrication shops had a slight adjusted operating loss.”
Corporate and Other
     McClean added, “The largest change in Corporate and Eliminations between the first quarter of this year and last is the $9.6 million in additional SAP deployment expense. Included in earnings from discontinued operations is LIFO pre-tax income of $6.5 million compared to $7.4 million of expense in last year’s first quarter. The Company has reorganized its five segments within two geographic areas — CMC Americas and CMC International. We will be filing an 8K to reflect historical segment data based on the new alignment.”
Financial Condition
     McClean reported, “Our financial position is strong. At quarter end, long-term debt as a percentage of total capitalization was 30%. Our working capital was $1.3 billion, and the current ratio was 2.2. Our coverage ratios were strong.”
Outlook
     McClean concluded, “Our second quarter (winter quarter) is likely to be our slowest quarter for fiscal 2008. In the U.S., our recycling business should benefit from higher ferrous scrap prices although flows are typically lower at this time of year. The nonferrous scrap business should be steady with respect to shipments with prices remaining volatile. Our steel mills in the U.S. should benefit from both higher shipments and higher selling prices although rapidly increasing ferrous scrap prices may cause a temporary margin squeeze. Our copper tube mill may be impacted by a period of destocking after Wolverine’s announced plant closures. However, this situation should be short lived.
     “Our fabrication and distribution businesses in the U.S. are likely to have mixed results. While backlogs remain very good, fab shipments are likely to slow (seasonal factors), and there may be a subsequent margin squeeze due to rising steel prices. Our steel import distribution business should further decline.”
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(CMC First Quarter Fiscal 2008 — Page 5)
     “Internationally, we forecast improving market conditions in Poland as steel prices increase and the destocking period ends,” McClean added. “However, the very strong Polish zloty should continue to limit export opportunities. In Croatia, we anticipate a gradual improvement with an operating loss of $2 to $3 million. Our raw materials business should remain strong. Our steel distribution businesses in Asia, Europe and Australia should also be good.
     “We anticipate global infrastructure and nonresidential construction growth rates to remain strong. U.S. nonresidential construction activity should remain similar to 2007. Rising iron ore and ferrous scrap prices should result in significant steel price increases. In global markets, pricing should be mainly demand driven whereas in the U.S., supply driven due to low levels of both steel inventory and steel imports. As well, high bulk freight rates and a weak U.S. dollar are likely to continue to be barriers to U.S. steel imports. We believe higher international steel prices are likely to be sustainable due to China’s recent significant reduction in steel exports which should continue throughout 2008.”
     CMC invites you to listen to a live broadcast of its first quarter 2008 conference call on Wednesday,
     December 19, at 11:00 a.m. ET. The call will be hosted by Stan Rabin, Chairman, Murray McClean, President and CEO, and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the web cast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     Paragraph five and the Outlook section of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, inventory levels, impact of acquisitions, credit conditions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, the ability to integrate acquisitions into operations; global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC First Quarter Fiscal 2008 – Page 6)

	Three months ended
(Short Tons in Thousands)	11/30/07	11/30/06

Domestic Steel Mill Rebar Shipments	285	218
Domestic Steel Mill Structural and Other Shipments	309	308
CMCZ Shipments	268	312

Total Mill Tons Shipped	862	838

Average FOB Mill Domestic Selling Price (Total Sales)	$585	$557
Average Cost Domestic Mill Ferrous Scrap Utilized	$246	$208
Domestic Mill Metal Margin	$339	$349
Average Domestic Ferrous Scrap Purchase Price	$231	$183
Average FOB Mill CMCZ Selling Price (Total Sales)	$570	$496
Average Cost CMCZ Ferrous Scrap Utilized	$332	$264
CMCZ Mill Metal Margin	$238	$232
Average CMCZ Ferrous Scrap Purchase Price	$288	$235

Fab Plant Rebar Shipments	262	284
Fab Plant Structural, Post, Joist and Deck Shipments	166	120

Total Fabrication Tons Shipped	428	404

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,015	$898

Domestic Scrap Metal Tons Processed and Shipped	787	832

BUSINESS SEGMENTS
(in thousands)

	Three months ended
	11/30/07	11/30/06

Net Sales:
Recycling	$425,365	$425,367
Domestic Mills	402,810	337,393
Domestic Fabrication & Distribution	646,863	615,316
International Mills	168,178	162,127
International Fabrication and Distribution	757,392	614,487
Corporate and Eliminations	(197,741)	(168,146)
Discontinued Operations	(86,863)	(93,825)

Total Net Sales	$2,116,004	$1,892,719

Adjusted Operating Profit (Loss):
Recycling	$16,877	$21,984
Domestic Mills	69,213	72,213
Domestic Fabrication & Distribution	30,436	28,899
International Mills	(577)	25,887
International Fabrication and Distribution	26,559	10,412
Corporate and Eliminations	(22,711)	(10,461)

(CMC First Quarter Fiscal 2008 – Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)

	Three months ended
(in thousands except share data)	11/30/07	11/30/06

Net sales	$2,116,004	$1,892,719

Costs and expenses:
Cost of goods sold	1,855,380	1,605,182
Selling, general and administrative expenses	149,999	131,419
Interest expense	12,425	8,059

	2,017,804	1,744,660
Earnings from continuing operations before income taxes and minority interests	98,200	148,059
Income taxes	33,357	52,712

Earnings from continuing operations before minority interests	64,843	95,347
Minority interests	(128)	4,628

Net earnings from continuing operations	64,971	90,719

Earnings (loss) from discontinued operations before taxes	6,450	(8,312)
Income taxes (benefit)	2,257	(2,943)

Net earnings (loss) from discontinued operations	4,193	(5,369)

Net earnings	$69,164	$85,350

Basic earnings per share
Earnings from continuing operations	$0.55	$0.77
Earnings (loss) from discontinued operations	0.04	(0.04)

Net earnings	0.59	0.73

Diluted earnings per share
Earnings from continuing operations	$0.54	$0.75
Earnings (loss) from discontinued operations	0.03	(0.04)

Net earnings	0.57	0.71

Cash dividends per share	$0.09	$0.06
Average basic shares outstanding	117,568,366	117,430,858
Average diluted shares outstanding	120,372,272	121,037,332
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(CMC First Quarter Fiscal 2008 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(in thousands)	2007	2007

Assets:
Current assets:
Cash and cash equivalents	$255,806	$419,275
Accounts receivable, net	1,101,751	1,082,713
Inventories	952,629	874,104
Other	93,694	82,760

Total current assets	2,403,880	2,458,852

Net property, plant and equipment	881,759	767,353

Goodwill	38,571	37,843

Other assets	236,759	208,615

	$3,560,969	$3,472,663

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable — trade	$509,129	$484,650
Accounts payable — documentary letters of credit	146,371	153,431
Accrued expenses and other payables	333,616	425,410
Income taxes payable and deferred income taxes	27,662	4,372
Notes payable	64,578	—
Current maturities of long-term debt	3,866	4,726

Total current liabilities	1,085,222	1,072,589

Deferred income taxes	37,146	31,977
Other long-term liabilities	128,459	109,813
Long-term debt	707,624	706,817

Minority interests	3,264	2,900

Stockholders’ equity	1,599,254	1,548,567

	$3,560,969	$3,472,663

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(CMC First Quarter Fiscal 2008 — Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
(in thousands)	11/30/07	11/30/06

Cash Flows From (Used By) Operating Activities:
Net earnings	$69,164	$85,350
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	31,522	25,166
Minority interests	(128)	4,628
Provision for losses on receivables	605	633
Share-based compensation	4,206	2,299
Net gain on sale of assets and other	(189)	(3)
Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
(Increase) decrease in accounts receivable	(29,337)	138,412
Decrease in accounts receivable sold	38,715	12,546
Increase in inventories	(31,923)	(90,778)
Increase in other assets	(1,324)	(8,927)
Decrease in accounts payable, accrued expenses, other payables and income taxes	(111,415)	(145,808)
Increase (decrease) in deferred income taxes	(25,368)	326
Increase (decrease) in other long-term liabilities	13,003	18,200

Net Cash Flows From (Used By) Operating Activities	(42,469)	42,044

Cash Flows From (Used By) Investing Activities:
Purchases of property, plant and equipment	(69,189)	(26,831)
Purchase of interests in CMC Zawiercie subsidiary	—	(61)
Sales of property, plant and equipment	299	224
Acquisitions, net of cash acquired	(18,757)	—

Net Cash Used by Investing Activities	(87,647)	(26,668)

Cash Flows From (Used By) Financing Activities:
Decrease in documentary letters of credit	(7,060)	(7,007)
Short-term borrowings, net change	34,359	(10,898)
Payments on long-term debt	(1,473)	(18,512)
Stock issued under incentive and purchase plans	337	1,290
Treasury stock acquired	(51,191)	—
Dividends paid	(10,671)	(7,075)
Tax benefits from stock plans	881	2,987

Net Cash Used By Financing Activities	(34,818)	(39,215)

Effect of Exchange Rate Changes on Cash	1,465	471

Decrease in Cash and Cash Equivalents	(163,469)	(23,368)
Cash and Cash Equivalents at Beginning of Year	419,275	180,719

Cash and Cash Equivalents at End of Period	$255,806	$157,351

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(CMC First Quarter Fiscal 2008 — Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

For the quarter ended November 30, 2007:

Net earnings	$69,164
Interest expense	12,378
Income taxes	35,614
Depreciation and amortization	31,522

EBITDA	$148,678

EBITDA to interest coverage for the quarter ended November 30, 2007:
           $148,678 / 12,378 = 12.01
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2007 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,599,254
Long-term debt	707,624
Deferred income taxes	37,146

Total capitalization	$2,344,024

Other Financial Information
Long-term debt to cap ratio as of November 30, 2007:
Debt divided by capitalization
     $707,624 / 2,344,024 = 30.2%
Total debt to cap plus short-term debt ratio as of November 30, 2007:
     $711,490 / (2,344,024 + 3,866) = 30.3%
Current ratio as of November 30, 2007:
Current assets divided by current liabilities
          $2,403,880 / 1,085,222 = 2.2
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2008-05